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                                    SUBLEASE

1. PARTIES

     This Sublease is entered into this 18th day of July, 1997 by and between Phylon Communications, Inc., a California corporation, Sublessor, and SSE Telecom, Inc., a Delaware Corporation, Sublessee, as a Sublease under the Master Lease dated April 23, 1996 entered into by SCI Limited Partnership I, a Delaware Limited Partnership, as Lessor, and Sublessor under this Sublease as Lessee; a copy of the Master Lease is attached hereto as Exhibit "A".

2. PREMISES

     Sublessor leases to Sublessee and Sublessee hires from Sublessor the following described Premises together with the appurtenances, situated in the City of Fremont, County of Alameda, State of California, commonly known and described as 47436 Fremont Blvd., Suite A, Fremont, California, consisting of approximately 11,000 sq. ft. as shown on Exhibit "B".

3. TERM

     (a) The term of this Sublease shall be for a period of twelve (12) months, commencing on the 1st day of August, 1997, and ending on the 31st day of July, 1998. This rental amount includes the payment of taxes and operating expenses per the Master Lease Agreement. Sublessor and Sublessee can extend the term of this sublease on a month-to-month basis with notice from Sublessee prior to May 31, 1998. The extension approval shall be in Sublessor's sole discretion.

4. RENTAL

     Sublessee shall pay to Sublessor as rental the sum of Eleven Thousand Two Hundred Twenty and No/100 Dollars ($11,220.00) per month in advance on the 1st day of each month in lawful money of the United States of America, commencing on the 1st day of August 1997.

5. POSSESSION

     Sublessor shall deliver the Premises in a secure, clean and good working condition. Notwithstanding said commencement date, if for any reason Sublessor cannot deliver possession of the Premises to Sublessee on said date, Sublessor shall not be subject to any liability therefore, nor shall such failure affect the validity of this Lease of the obligations of Sublessee hereunder or extend the term hereof, but in such case Sublessee shall not be obligated to pay rent until possession of the Premises is tendered to Sublessee; provided, however that if Sublessor shall not have delivered possession of the Premises with sixty
(60) days from said commencement date, Sublessee may, at Sublessee's option, by notice in writing to Sublessor within ten (10) days thereafter, cancel this Sublease, in which event the parties shall be discharged from all obligations thereunder. If Sublessee occupies the Premises prior to said commencement date, such occupancy shall be subject to all provisions hereof, such occupancy shall not advance the termination date and Sublessee shall pay rent for such period at the initial monthly rates set forth above.

6. SECURITY DEPOSIT

     Sublessee shall deposit the Sublessor upon the execution hereof $11,000.00 as security for Sublessee's faithful performance of Sublessee's obligation hereunder. If Sublessee fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublessor may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Sublessor may become obligated by reason of Sublessee's default, or to compensate Sublessor for any loss or damage which Sublessor may suffer thereby.


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     If Sublessee performs all of Sublessee's obligations hereunder, said deposit, or so much thereof as has not heretofore been applied by Sublessor, shall be returned, without payment of interest or other increment for its use to Sublessee at the expiration of the term hereof, and after Sublessee has vacated the premises.

7. USE

     Sublessee shall use the premises for general office, administration and assembly of electronic components.

8. PROVISIONS CONSTITUTING SUBLEASE

     a. This Sublease is subject to all of the terms and conditions of the Master Lease in Exhibit "A" and Sublessee shall assume and perform the obligations of the Lessee in said Master Lease, to the extent said terms and conditions are applicable to the Premises subleased pursuant to this Sublease. Subleasee shall not commit or permit to be committed on the Premises any act or omission which shall violate any term or condition of the Master Lease. In the event of termination of Sublessor's interest as Lessee under the Master Lease for any reason, then this Sublease shall terminate coincidentally therewith without any liability of Sublessor to Sublessee.

     b. All of the terms and conditions contained in the Master Lease are incorporated herein except for paragraphs 6, 8, 36, Addendums 1-6 as terms and conditions of this Sublease (with each reference therein to Lessor and Lessee to be deemed to refer to Sublessor and Sublessee) and along with all of the following paragraphs set out in this Sublease, shall be the complete terms and conditions of this Sublease.

     c. Sublessor shall provide copies of the electrical bills on a monthly basis and Sublessee shall reimburse Sublessor for its estimated share within ten
(10) days.

     d. Sublessor shall provide a secure environment and provide Sublessee use of the restroom core. Sublessee shall grant access to the phone room upon request from Sublessor.

     e. Sublessee shall deliver the Premises to Sublessor in a clean and good working condition upon termination of sublease, less normal wear and tear.

     f. Sublessee shall maintain the HVAC on a quarterly basis as per Exhibit
"C".

9. ASSIGNMENT OF SUBLEASE

     Sublessee shall not assign this Sublease or any interest therein nor sublet the demised premises or any part thereof or any right or privilege appurtenant thereto nor permit the occupancy or use of any part thereof by any person without the written consent of Sublessor first had and obtained. Any assignment, further subletting, occupancy or use without the prior written consent of the Sublessor shall at the option of the Sublessor terminate this Sublease.

10. Upon execution of this Sublease, Sublessor shall pay Wayne Mascia Associates, a licensed real estate broker, fees set forth in a separate agreement between Sublessor and Broker.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease in duplicate.

DATED:                                    DATED:
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Sublessor                                 Sublessee

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Sublessor                                 Sublessee

PHYLON COMMUNICATIONS, INC.               SSE TELECOM, INC.

CONSENT TO SUBLEASE

     Without releasing Lessee in the Master Lease from obligations hereunder, the undersigned hereby consents to the foregoing Sublease provided that this consent shall not be construed as a consent to any further subletting.

DATED:
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                                          Lessor under the Master Lease




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